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                                                                    Exhibit 3(g)


             WAIVER RESOLUTION TO RESTATED ARTICLES OF INCORPORATION OF IDAHO POWER COMPANY ADOPTED BY SHAREHOLDERS ON MAY 1, 1991



          RESOLVED, That during the period commencing May 1, 1991, and terminating December 31, 2000, shares of the 4% Preferred Stock or of any class of stock having relative rights and preferences equal or superior to the relative rights and preferences of the 4% Preferred Stock with respect to the payment of dividends or the distribution of assets in liquidation may be issued provided that the gross income of the Company for a period of twelve (12) consecutive calendar months within the fifteen (15) calendar months immediately preceding such issuance, determined in accordance with generally accepted accounting practices (but in any event after deduction of all taxes and depreciation) shall have been at least one and one-half (1-1/2) times the sum of
(i) the annual interest charges on all interest bearing indebtedness of the Company outstanding in the hands of the public, and (ii) the annual dividend requirements on all outstanding shares of the 4% Preferred Stock and any other class of stock of the Company having relative rights and preferences equal or superior to the aforesaid relative rights and preferences of the 4% Preferred Stock including the shares proposed to be issued; provided, that there shall be excluded from the foregoing computation interest charges on all indebtedness and dividends on all shares of the 4% Preferred Stock or any other class of stock of the Company having relative rights and preferences equal or superior to the aforesaid relative rights and preferences of the 4% Preferred Stock which are to be retired in connection with the issuance of such additional shares; and provided further, that in any case where such additional shares of the 4% Preferred Stock or any other class of stock of the Company having relative rights and preferences equal or superior to the aforesaid relative rights and preferences of the 4% Preferred Stock are to be issued in connection with the acquisition of additional public utility property, the gross income of the property to be so acquired, computed on the same basis as the gross income of the Company, may be included on a PRO FORMA basis in making the foregoing computation.